Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Dec. 21, 2012

Contact:

Gary Perilloux

225.342.3437

Gary.Perilloux@la.gov

THE MOSAIC COMPANY ANNOUNCES POTENTIAL $700 MILLION AMMONIA PLANT IN ST. JAMES PARISH

Fertilizer industry project would result in 53 new direct jobs and an estimated 366 new indirect jobs

ST. JAMES, La.—Today, Gov. Bobby Jindal and The Mosaic Company’s Richard Krakowski announced Mosaic is beginning front-end engineering and design work on a potential $700 million ammonia production plant at the company’s existing Faustina site in St. James Parish. The project would create 53 new direct jobs paying an average of more than $83,000 a year, plus benefits, and LED estimates an additional 366 new indirect jobs would result from the expansion. An estimated 1,400 workers would be required for construction of the plant.

Mosaic operates two Louisiana chemical facilities on opposite banks of the Mississippi River: Faustina on the west side and Uncle Sam on the east side. Combined, the current facilities employ 379 direct Mosaic employees, who are supported by 235 contract employees. The project would nearly triple existing Faustina production of ammonia, with all the new production destined for sister Mosaic sites in Florida that also manufacture the company’s crop nutrient, or fertilizer, products in Florida.

Gov. Jindal said, “Mosaic could have looked at other states but chose Louisiana because of our strong business climate, skilled workforce and incredible infrastructure in the chemical and petrochemical industries. Mosaic said that favorable natural gas prices in Louisiana will allow them to bring back more ammonia production from overseas. Louisiana not only has these favorable natural gas prices right now, but energy forecasts show the wide split between the price of oil and natural gas continuing well into the future, which means there will be more and more companies who want to invest here and create jobs. It’s part of the renaissance that chemical and energy industries are experiencing right now in Louisiana, and we will continue to make sure we are fostering an environment where more companies want to invest and create jobs for our people.”

Currently, Mosaic makes phosphoric acid at its Uncle Sam plant, combining sulfuric acid and phosphate rock shipped to the state from company mines in Florida and Peru, as well as some imported rock from other sources. The phosphoric acid is shipped by barge across the river to the Faustina plant, where chemical processes combining phosphoric acid and ammonia produce granular, finished fertilizer products for agricultural use. A similar process occurs in Florida, where Mosaic manufacturing sites are currently importing ammonia from Trinidad, Russia and the Middle East. Favorable natural gas prices in Louisiana create a more attractive economic environment for Mosaic to produce its ammonia requirements rather than depend on overseas sources of supply.

“As the world’s leading producer of phosphate and potash crop nutrients, Mosaic’s mission is to help the world grow the food it needs,” said Krakowski, Vice President-Supply Chain. “Our Louisiana operations are vital to that mission and ammonia is an essential part of our manufacturing processes. Louisiana is a terrific place to do business, and we’ve received great support thus far from state, local and economic development officials. We’re eager to conduct the engineering and design evaluation that will lead to a final investment decision next year.”

Mosaic expects to make its final investment decision in mid-2013, after the detailed engineering design and cost evaluation of the project are completed. Construction would start in 2014, with commercial operation of the plant likely to begin in early 2016. The 53 new direct workers would be hired in phases during construction.

LED’s Business Expansion and Retention Group, or BERG, began discussions with Mosaic about the project in December 2011 and was joined by regional and local economic development partners. To secure the project, the state will offer Mosaic a Modernization Tax Credit of $3 million, claimed over a five-year period, and the services of LED FastStart™ – the nation’s No. 1-ranked state workforce training program. In addition, Mosaic is expected to utilize the state’s Quality Jobs and Industrial Tax Exemption incentive programs.

“Mosaic is, and for years, has been a genuine asset and valued contributor to the economic well-being of St. James Parish,” St. James Parish President Timmy Roussel said. “Through employment of many of our residents as well as their corporate benevolence and their personnel’s involvement in the community, Mosaic has in large measure set the mark for corporate citizenship. On behalf of St. James Parish Government, I commend them for being the kind of company that is truly a community leader. May Mosaic prosper and their good works ever continue: I am proud to say I was employed by them for 40 years of service.”

“Mosaic’s decision to stay and expand in St. James Parish represents the breadth of opportunities in the River Parishes along the Mississippi River,” said President and CEO Michael Hecht of Greater New Orleans Inc. “With the retention of hundreds of jobs and the creation of 53 new ones, our greatest job growth is coming from companies already located in the region. Mosaic’s decision is proof that the River Parishes industrial corridor is booming.”

About The Mosaic Company

The Mosaic Company (NYSE:MOS) is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients for the global agriculture industry. With annual phosphate capacity greater than the next two-largest producers combined, Mosaic is the world’s largest producer of finished phosphate products and operates a global distribution network of plants, port facilities, warehouses, and sales offices. The company employs approximately 8,000 people in eight countries. For more information, visit www.mosaicco.com.